UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2013

COBRA ELECTRONICS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-511	36-2479991
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6500 West Cortland Street, Chicago, Illinois	60707
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (773) 889-8870

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 22, 2013, the Compensation Committee of Cobra Electronics Corporation (the “Company”) adopted the 2013 Executive Incentive Plan (the “Plan”) for the Company’s executive officers (other than James R. Bazet) and certain other key employees. Under the Plan, participants are entitled to earn cash bonus compensation based upon the achievement by the Company of a pre-established performance goal for 2013 outlined in the Plan. The performance goal consists of a targeted operating profit level of the Company. 100% of the “target” award for each participant in the Plan will be based on the Company meeting the target operating profit level. If the target operating profit level is exceeded by an identified amount, each participant will be entitled to receive 105%, 115%, 120%, 130% or 150% of her “target” award, in the case of Sally Washlow, 105%, 115%, 120%, 125% or 135% of his “target” award, in the case of Robert Ben, and 105%, 110%, 115%, 118% or 120% of his or her “target” award, in the case of the other participants in the Plan, in each case depending on the actual operating profit of the Company. If the target operating profit level is not met but one of five lesser identified operating profit levels is achieved, each participant will be entitled to receive 50%, 60%, 70%, 80% or 90% of his or her respective “target” award depending on the level of operating profit achieved. Under the Plan, the “target” award for Ms. Washlow is 40% of her base salary, the “target” award for Mr. Ben is 35% of his base salary and the “target” award for other participants in the Plan is 35%, 30% or 25% of their respective base salaries depending on the individual. For purposes of the Plan, “operating profit” means the Company’s consolidated operating profits calculated in accordance with generally accepted accounting principles without regard to extraordinary or other nonrecurring items or unusual items unless the Compensation Committee determines that any such extraordinary, nonrecurring or unusual item shall not be disregarded. The annual bonus to be received by Mr. Bazet is determined in accordance with the terms of his employment agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 28, 2013	COBRA ELECTRONICS CORPORATION

	By:	/s/ Robert J. Ben
	Name:	Robert J. Ben
	Title:	Senior Vice President and Chief Financial Officer